Exhibit 99.1

NEWS RELEASE - FOR IMMEDIATE RELEASE

JANUARY 30, 2018

Equity Residential Reports Full Year 2017 Results

Provides Outlook for 2018

Chicago, IL – January 30, 2018 - Equity Residential (NYSE: EQR) today reported results for the quarter and year ended December 31, 2017.  All per share results are reported as available to common shares/units on a diluted basis. Earnings per Share (EPS) was $0.34, Funds From Operations (FFO) was $0.82 per share and Normalized FFO was $0.83 per share for the fourth quarter of 2017, each as described in further detail below.

“A growing economy resulting in record low unemployment and rising wages combined with extremely favorable demographics continue to provide strong and steady demand for rental housing across our markets,” said David J. Neithercut, Equity Residential’s President and CEO. “In 2017, strong occupancy, record retention and favorable renewal pricing helped mitigate the impact of elevated levels of new supply driving growth in same store revenue, net operating income and Normalized FFO to the upper end of our original expectations.”

“While 2018 will see no letup in the demand for Equity Residential’s high quality rental housing, our markets will experience another year of elevated levels of new supply, reduced pricing power and slowing revenue growth,” Mr. Neithercut continued. “However, the outlook in our coastal markets with high cost of home ownership will soon improve significantly as new apartment supply reduces while favorable demographics, low unemployment and rising incomes continue to produce extraordinarily strong demand and excellent risk adjusted returns to our shareholders.”

Highlights

•	Increased same store revenues by 2.2% over the fourth quarter of 2016. Achieved same store Physical Occupancy of 96.0% and a 2.0% increase in Average Rental Rate.

•

For the full year 2017, increased same store revenues by 2.2%, achieved Physical Occupancy of 96.0%, increased Average Rental Rate 2.3% and produced Same Store Turnover of 52.9%, which is the lowest in the Company’s history.

•	Planned annualized increase of 7.2% in the Company’s 2018 common share dividend.

•	Named the 2017 recipient of the NAREIT Residential Leader in the Light award for the Company’s accomplishments in sustainability.

Fourth Quarter 2017

EPS for the fourth quarter of 2017 was $0.34 compared to $0.75 in the fourth quarter of 2016.  The difference is due primarily to lower property sale gains in the fourth quarter of 2017, the various adjustment items listed on page 25 of this release and the items described below.

FFO as defined by the National Association of Real Estate Investment Trusts (NAREIT) was $0.82 per share for the fourth quarter of 2017 compared to $0.80 per share in the fourth quarter of 2016.  The difference is due primarily to the various adjustment items listed on page 25 of this release and the items described below.

Normalized FFO for the fourth quarter of 2017 was $0.83 per share compared to $0.79 per share in the fourth quarter of 2016.  The difference is due primarily to:

•	A positive impact of approximately $0.02 per share from increased same store net operating income (NOI);

•	A positive impact of approximately $0.03 per share from Lease-Up NOI; and

•	A negative impact of approximately $0.01 per share from other items including higher corporate overhead (property management and general and administrative expenses).

The Company has a glossary of defined terms and related reconciliations of Non-GAAP financial measures on pages 27 through 30 of this release. Reconciliations and definitions of FFO and Normalized FFO are provided on pages 7, 28 and 29 of this release and the Company has included guidance for Normalized FFO on page 26 and FFO and EPS on page 29 of this release.

Year Ended December 31, 2017

EPS for the year ended December 31, 2017 was $1.63 compared to $11.68 for the full year 2016.  The difference is due primarily to $10.16 per share in higher property sale gains as a result of the Company’s significant property sales activity in 2016, the various adjustment items listed on page 25 of this release and the items described below.

FFO for the year ended December 31, 2017 was $3.15 per share compared to $2.94 per share for the full year 2016.  The difference is due primarily to the various adjustment items listed on page 25 of this release and the items described below.

Normalized FFO for the year ended December 31, 2017 was $3.13 per share compared to $3.09 per share for the full year 2016.  The difference is due primarily to:

•	A positive impact of approximately $0.08 per share from increased same store NOI;

•	A positive impact of approximately $0.11 per share from Lease-Up NOI;

•	A negative impact of approximately $0.12 per share due primarily to the Company’s significant property sale activity in 2016;

•

A negative impact of approximately $0.02 per share from higher total interest expense, driven primarily by a reduction in capitalized interest offset by interest savings from favorable refinancing activity; and

•	A negative impact of approximately $0.01 per share from other items including lower interest and other income.

Same Store Results

On a same store fourth quarter to fourth quarter comparison, which includes 72,529 apartment units, revenues increased 2.2%, expenses increased 2.5% and NOI increased 2.1%. Average Rental Rate increased 2.0% and Physical Occupancy remained flat at 96.0%.

On a same store year to year comparison, which includes 70,117 apartment units, revenues increased 2.2%, expenses increased 2.7% and NOI increased 2.0%.  Average Rental Rate increased 2.3% and Physical Occupancy remained flat at 96.0%.

Investment Activity

The Company did not acquire any consolidated apartment properties during the fourth quarter of 2017. During the quarter, the Company sold one consolidated apartment property in southern New Jersey, consisting of 170 apartment units, for a sale price of approximately $35.3 million, at a Disposition Yield of 5.1%, generating an Unlevered IRR of 6.8%. Also during the quarter, the Company completed Cascade, a 477-unit apartment development project in Seattle, for a total cost of approximately $176.4 million and an anticipated Development Yield of 6.6%.

During the full year 2017, the Company acquired four consolidated apartment properties, consisting of 947 apartment units, for an aggregate purchase price of approximately $468.0 million at a weighted average Acquisition Capitalization Rate of 4.8%.  During the full year 2017, the Company sold five consolidated apartment properties, consisting of 1,194 apartment units, for an aggregate sale price of approximately $355.0 million, at a weighted average Disposition Yield of 5.1%, generating an Unlevered IRR of 12.4%.  During 2017, the Company also sold a land parcel located in New York City for a sale price of approximately $33.5 million. During 2017, the Company completed four new apartment development projects, consisting of 1,393 apartment units, at an aggregate total cost of approximately $584.2 million and an anticipated weighted average Development Yield of 6.0%.

First Quarter 2018 Guidance

The Company has established an EPS guidance range of $0.48 to $0.52 for the first quarter of 2018. The difference between the Company’s fourth quarter 2017 EPS of $0.34 and the midpoint of the first quarter 2018 guidance range of $0.50 is due primarily to higher expected gains on property sales and the items described below.

The Company has established an FFO guidance range of $0.69 to $0.73 per share for the first quarter of 2018.  The difference between the Company’s fourth quarter 2017 FFO of $0.82 per share and the midpoint of the first quarter 2018 guidance range of $0.71 per share is due primarily to higher expected debt extinguishment costs and the items described below.

The Company has established a Normalized FFO guidance range of $0.74 to $0.78 per share for the first quarter of 2018.  The difference between the Company’s fourth quarter 2017 Normalized FFO of $0.83 per share and the midpoint of the first quarter 2018 guidance range of $0.76 per share is due primarily to:

•	A negative impact of approximately $0.04 per share from lower same store NOI;

•	A negative impact of approximately $0.01 per share as a result of the Company’s 2017 and 2018 transaction activity; and

•	A negative impact of approximately $0.02 per share from higher overhead costs (property management and general and administrative expenses), which are typically front-end loaded for the year.

Full Year 2018 Guidance

The Company is providing guidance for its full year 2018 same store operating performance, EPS, FFO per share, Normalized FFO per share, transactions and debt offerings as listed below:

Same Store:
Physical Occupancy	96.0%
Revenue change	1.0% to 2.25%
Expense change	3.5% to 4.5%
NOI change	0.0% to 1.5%

EPS	$1.71 to $1.81
FFO per share	$3.10 to $3.20
Normalized FFO per share	$3.17 to $3.27

Transactions:
Consolidated rental acquisitions	$500.0 million
Consolidated rental dispositions	$500.0 million
Acquisition Cap Rate/Disposition Yield spread	50 basis points

Debt offerings:	$800.0 million to $1.0 billion

The Company anticipates using the proceeds of any debt offerings to repay debt maturing in 2018 (excluding commercial paper) and to prepay a $550.0 million secured debt pool maturing in 2020 that the Company intends to call in 2018 and to prepay a $500.0 million secured debt pool that matures in 2019 but is pre-payable at par in late 2018 (see page 17 of this release for details).  The Company anticipates incurring approximately $23.7 million in debt extinguishment costs/prepayment penalties in connection with all of its debt repayment activities in 2018, which will not be included in the Company’s Normalized FFO.

The Company has established an EPS guidance range of $1.71 to $1.81 for the full year 2018. The difference between the Company’s full year 2017 EPS of $1.63 and the midpoint of the full year 2018 guidance range of $1.76 is due primarily to higher expected gains on property sales, higher expected depreciation expense and the items described below.

The Company has established an FFO guidance range of $3.10 to $3.20 per share for the full year 2018.  The midpoint of the full year 2018 FFO guidance range of $3.15 per share is identical to the Company’s full year 2017 FFO of $3.15 per share with variances in line items due primarily to higher expected debt extinguishment costs, lower expected gains on sales of non-operating assets and the items described below.

The Company has established a Normalized FFO guidance range of $3.17 to $3.27 per share for the full year 2018.  The difference between the Company’s full year 2017 Normalized FFO of $3.13 per share and the midpoint of the full year 2018 guidance range of $3.22 per share is due primarily to:

•	A positive impact of approximately $0.04 per share from increased same store NOI;

•	A positive impact of approximately $0.09 per share from Lease-Up NOI;

•	A negative impact of approximately $0.01 per share as a result of the Company’s 2017 and 2018 transaction activity;

•

A negative impact of approximately $0.01 per share from higher total interest expense driven primarily by a reduction in capitalized interest and an expected increase in short term rates offset by interest savings from favorable refinancing activity; and

•	A negative impact of approximately $0.02 per share from other items including higher overhead costs (property management and general and administrative expenses).

2018 Dividends

The Company has decided that it will no longer determine its common share dividend as a fixed percentage of estimated Normalized FFO but will instead adopt a more conventional policy based on actual and projected financial conditions, the Company’s actual and projected liquidity and operating results, the Company’s projected cash needs for capital expenditures and other investment activities and such other factors as the Company’s Board of Trustees deems relevant.  The Company currently expects to declare a common share dividend for the first quarter of $0.54 per share, an annualized increase of 7.2% over the amount paid in 2017. This policy change is supported by the Company’s strong growth in property operations since the recent economic downturn and a significant reduction in its development activity resulting in a material increase in available cash flow.  The first quarter dividend and all future dividends remain subject to the discretion of the Company’s Board of Trustees.

First Quarter 2018 Earnings and Conference Call

Equity Residential expects to announce its first quarter 2018 results on Tuesday, April 24, 2018 and host a conference call to discuss those results at 10:00 a.m. CT on Wednesday, April 25, 2018.

About Equity Residential

Equity Residential is an S&P 500 company focused on the acquisition, development and management of rental apartment properties in urban and high-density suburban coastal gateway markets where today’s renters want to live, work and play.  Equity Residential owns or has investments in 305 properties consisting of 78,611 apartment units, primarily located in Boston, New York, Washington, D.C., Seattle, San Francisco and Southern California.  For more information on Equity Residential, please visit our website at www.equityapartments.com.

Forward-Looking Statements

In addition to historical information, this press release contains forward-looking statements and information within the meaning of the federal securities laws.  These statements are based on current expectations, estimates, projections and assumptions made by management.  While Equity Residential’s management believes the assumptions underlying its forward-looking statements are reasonable, such information is inherently subject to uncertainties and may involve certain risks, including, without limitation, changes in general market conditions, including the rate of job growth and cost of labor and construction material, the level of new multifamily construction and development, competition and local government regulation.  Other risks and uncertainties are described under the heading “Risk Factors” in our Annual Report on Form 10-K and subsequent periodic reports filed with the Securities and Exchange Commission (SEC) and available on our website, www.equityapartments.com.  Many of these uncertainties and risks are difficult to predict and beyond management’s control.  Forward-looking statements are not guarantees of future performance, results or events.  Equity Residential assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

A live web cast of the Company’s conference call discussing these results will take place tomorrow, Wednesday, January 31, at 10:00 a.m. Central.  Please visit the Investor section of the Company’s web site at www.equityapartments.com for the link.  A replay of the web cast will be available for two weeks at this site.

Equity Residential

Consolidated Statements of Operations

(Amounts in thousands except per share data)

(Unaudited)

	Year Ended December 31,		Quarter Ended December 31,
	2017	2016	2017	2016
REVENUES
Rental income	$2,470,689	$2,422,233	$630,519	$605,273
Fee and asset management	717	3,567	185	216
Total revenues	2,471,406	2,425,800	630,704	605,489

EXPENSES
Property and maintenance	405,281	406,823	98,636	97,135
Real estate taxes and insurance	335,495	317,387	82,177	78,433
Property management	85,493	82,015	20,791	18,012
General and administrative	52,224	57,840	11,858	10,432
Depreciation	743,749	705,649	200,785	177,407
Impairment	1,693	—	1,693	—
Total expenses	1,623,935	1,569,714	415,940	381,419

Operating income	847,471	856,086	214,764	224,070

Interest and other income	6,136	65,773	428	681
Other expenses	(5,186)	(10,368)	(2,026)	4,112
Interest:
Expense incurred, net	(383,890)	(482,246)	(95,311)	(95,930)
Amortization of deferred financing costs	(8,526)	(12,633)	(2,079)	(2,633)
Income before income and other taxes, income (loss) from investments in unconsolidated entities, net gain (loss) on sales of real estate properties and land parcels and discontinued operations	456,005	416,612	115,776	130,300
Income and other tax (expense) benefit	(478)	(1,613)	232	(424)
Income (loss) from investments in unconsolidated entities	(3,370)	4,801	(1,217)	(1,045)
Net gain (loss) on sales of real estate properties	157,057	4,044,055	15,296	173,184
Net gain (loss) on sales of land parcels	19,167	15,731	(3)	(28)
Income from continuing operations	628,381	4,479,586	130,084	301,987
Discontinued operations, net	—	518	—	394
Net income	628,381	4,480,104	130,084	302,381
Net (income) loss attributable to Noncontrolling Interests:
Operating Partnership	(22,604)	(171,511)	(4,673)	(11,069)
Partially Owned Properties	(2,323)	(16,430)	31	(14,062)
Net income attributable to controlling interests	603,454	4,292,163	125,442	277,250
Preferred distributions	(3,091)	(3,091)	(773)	(773)
Net income available to Common Shares	$600,363	$4,289,072	$124,669	$276,477

Earnings per share – basic:
Income from continuing operations available to Common Shares	$1.64	$11.75	$0.34	$0.76
Net income available to Common Shares	$1.64	$11.75	$0.34	$0.76
Weighted average Common Shares outstanding	366,968	365,002	367,442	365,256

Earnings per share – diluted:
Income from continuing operations available to Common Shares	$1.63	$11.68	$0.34	$0.75
Net income available to Common Shares	$1.63	$11.68	$0.34	$0.75
Weighted average Common Shares outstanding	382,678	381,992	383,105	381,860

Distributions declared per Common Share outstanding	$2.015	$13.015	$0.50375	$0.50375

Equity Residential

Consolidated Statements of Funds From Operations and Normalized Funds From Operations

(Amounts in thousands except per share data)

(Unaudited)

	Year Ended December 31,		Quarter Ended December 31,
	2017	2016	2017	2016
Net income	$628,381	$4,480,104	$130,084	$302,381
Net (income) loss attributable to Noncontrolling Interests – Partially Owned Properties	(2,323)	(16,430)	31	(14,062)
Preferred distributions	(3,091)	(3,091)	(773)	(773)
Net income available to Common Shares and Units	622,967	4,460,583	129,342	287,546

Adjustments:
Depreciation	743,749	705,649	200,785	177,407
Depreciation – Non-real estate additions	(5,023)	(5,224)	(1,215)	(1,292)
Depreciation – Partially Owned Properties	(4,526)	(3,805)	(2,026)	(909)
Depreciation – Unconsolidated Properties	4,577	4,745	1,147	1,139
Net (gain) loss on sales of unconsolidated entities - operating assets	(73)	(8,841)	(5)	—
Net (gain) loss on sales of real estate properties	(157,057)	(4,044,055)	(15,296)	(173,184)
Noncontrolling Interests share of gain (loss) on sales of real estate properties	290	14,521	290	14,521
Discontinued operations:
Net (gain) loss on sales of discontinued operations	—	(43)	—	—
FFO available to Common Shares and Units	1,204,904	1,123,530	313,022	305,228

Adjustments (see page 25 for additional detail):
Asset impairment and valuation allowances	1,693	—	1,693	—
Write-off of pursuit costs	3,106	4,092	777	713
Debt extinguishment (gains) losses, including prepayment penalties, preferred share redemptions and non-cash convertible debt discounts	11,789	121,694	—	1,418
(Gains) losses on sales of non-operating assets, net of income and other tax expense (benefit)	(18,884)	(73,301)	471	299
Other miscellaneous items	(3,371)	3,635	824	(5,038)
Normalized FFO available to Common Shares and Units	$1,199,237	$1,179,650	$316,787	$302,620

FFO	$1,207,995	$1,126,621	$313,795	$306,001
Preferred distributions	(3,091)	(3,091)	(773)	(773)
FFO available to Common Shares and Units	$1,204,904	$1,123,530	$313,022	$305,228
FFO per share and Unit - basic	$3.17	$2.97	$0.82	$0.81
FFO per share and Unit - diluted	$3.15	$2.94	$0.82	$0.80

Normalized FFO	$1,202,328	$1,182,741	$317,560	$303,393
Preferred distributions	(3,091)	(3,091)	(773)	(773)
Normalized FFO available to Common Shares and Units	$1,199,237	$1,179,650	$316,787	$302,620
Normalized FFO per share and Unit - basic	$3.16	$3.11	$0.83	$0.80
Normalized FFO per share and Unit - diluted	$3.13	$3.09	$0.83	$0.79

Weighted average Common Shares and Units outstanding - basic	379,870	378,829	380,325	379,081
Weighted average Common Shares and Units outstanding - diluted	382,678	381,992	383,105	381,860

Note: See page 25 for additional detail regarding the adjustments from FFO to Normalized FFO. See pages 27 through 30 for the definitions of non-GAAP financial measures and other terms as well as the reconciliations of EPS to FFO per share and Normalized FFO per share.

Equity Residential

Consolidated Balance Sheets

(Amounts in thousands except for share amounts)

(Unaudited)

	December 31,	December 31,
	2017	2016
ASSETS
Investment in real estate
Land	$5,996,024	$5,899,862
Depreciable property	19,768,362	18,730,579
Projects under development	163,547	637,168
Land held for development	98,963	118,816
Investment in real estate	26,026,896	25,386,425
Accumulated depreciation	(6,040,378)	(5,360,389)
Investment in real estate, net	19,986,518	20,026,036
Cash and cash equivalents	50,647	77,207
Investments in unconsolidated entities	58,254	60,141
Restricted deposits	50,115	141,881
Other assets	425,065	398,883
Total assets	$20,570,599	$20,704,148

LIABILITIES AND EQUITY
Liabilities:
Mortgage notes payable, net	$3,618,722	$4,119,181
Notes, net	5,038,812	4,848,079
Line of credit and commercial paper	299,757	19,998
Accounts payable and accrued expenses	114,766	147,482
Accrued interest payable	58,035	60,946
Other liabilities	341,852	350,466
Security deposits	65,009	62,624
Distributions payable	192,828	192,296
Total liabilities	9,729,781	9,801,072

Commitments and contingencies

Redeemable Noncontrolling Interests – Operating Partnership	366,955	442,092
Equity:
Shareholders’ equity:
Preferred Shares of beneficial interest, $0.01 par value; 100,000,000 shares authorized; 745,600 shares issued and outstanding as of December 31, 2017 and December 31, 2016	37,280	37,280
Common Shares of beneficial interest, $0.01 par value; 1,000,000,000 shares authorized; 368,018,082 shares issued and outstanding as of December 31, 2017 and 365,870,924 shares issued and outstanding as of December 31, 2016	3,680	3,659
Paid in capital	8,886,586	8,758,422
Retained earnings	1,403,530	1,543,626
Accumulated other comprehensive income (loss)	(88,612)	(113,909)
Total shareholders’ equity	10,242,464	10,229,078
Noncontrolling Interests:
Operating Partnership	226,691	221,297
Partially Owned Properties	4,708	10,609
Total Noncontrolling Interests	231,399	231,906
Total equity	10,473,863	10,460,984
Total liabilities and equity	$20,570,599	$20,704,148

Equity Residential Portfolio Summary As of December 31, 2017

			% of	Average
		Apartment	Stabilized	Rental
Markets/Metro Areas	Properties	Units	NOI	Rate

Los Angeles	71	16,160	18.6%	$2,454
Orange County	13	4,028	4.4%	2,142
San Diego	12	3,385	3.9%	2,288
Subtotal – Southern California	96	23,573	26.9%	2,375

San Francisco	54	12,961	19.5%	3,089
Washington DC	48	15,811	17.3%	2,360
New York	39	10,462	16.5%	3,758
Boston	24	6,263	9.9%	3,001
Seattle	41	8,460	9.9%	2,365
Other Markets	1	136	—%	1,157
Total	303	77,666	100.0%	2,729

Unconsolidated Properties	2	945	—	—

Grand Total	305	78,611	100.0%	$2,729

Note:  Projects under development are not included in the Portfolio Summary until construction has been completed.

4th Quarter 2017 Earnings Release	9

Equity Residential

Portfolio as of December 31, 2017

	Properties	Apartment Units

Wholly Owned Properties	283	73,598
Master-Leased Properties - Consolidated	3	853
Partially Owned Properties - Consolidated	17	3,215
Partially Owned Properties - Unconsolidated	2	945

	305	78,611

Portfolio Rollforward Q4 2017

($ in thousands)

		Properties	Apartment Units	Sales Price	Disposition Yield

	9/30/2017	305	78,302
Dispositions:
Consolidated:
Rental Properties		(1)	(170)	$(35,250)	(5.1%)
Completed Developments - Consolidated		1	477
Configuration Changes		—	2

	12/31/2017	305	78,611

Portfolio Rollforward 2017

($ in thousands)

		Properties	Apartment Units	Purchase Price	Acquisition Cap Rate

	12/31/2016	302	77,458

Acquisitions:
Consolidated:
Rental Properties – Stabilized		2	437	$174,028	4.7%
Rental Properties – Not Stabilized (A)		2	510	$294,022	5.0%

				Sales Price	Disposition Yield

Dispositions:
Consolidated:
Rental Properties		(5)	(1,194)	$(354,950)	(5.1%)
Land Parcels		—	—	$(33,450)
Completed Developments - Consolidated		4	1,393
Configuration Changes		—	7

	12/31/2017	305	78,611

(A)

The Company acquired two properties in the third quarter of 2017 which were in the final stages of initial lease-up and are expected to stabilize in their second year of ownership at a weighted average Acquisition Cap Rate of 5.0%.

4th Quarter 2017 Earnings Release	10

Equity Residential

Fourth Quarter 2017 vs. Fourth Quarter 2016

Same Store Results/Statistics for 72,529 Same Store Apartment Units

$ in thousands (except for Average Rental Rate)

	Results			Statistics
Description	Revenues	Expenses	NOI	Average Rental Rate	Physical Occupancy	Turnover

Q4 2017	$590,387	$169,647	$420,740	$2,709	96.0%	11.1%
Q4 2016	$577,809	$165,552	$412,257	$2,656	96.0%	11.2%

Change	$12,578	$4,095	$8,483	$53	0.0%	(0.1%)

Change	2.2%	2.5%	2.1%	2.0%

Fourth Quarter 2017 vs. Third Quarter 2017

Same Store Results/Statistics for 73,822 Same Store Apartment Units

$ in thousands (except for Average Rental Rate)

	Results			Statistics
Description	Revenues	Expenses	NOI	Average Rental Rate	Physical Occupancy	Turnover

Q4 2017	$602,878	$173,089	$429,789	$2,720	96.0%	11.1%
Q3 2017	$604,414	$178,672	$425,742	$2,725	96.2%	16.7%

Change	$(1,536)	$(5,583)	$4,047	$(5)	(0.2%)	(5.6%)

Change	(0.3%)	(3.1%)	1.0%	(0.2%)

2017 vs. 2016

Same Store Results/Statistics for 70,117 Same Store Apartment Units

$ in thousands (except for Average Rental Rate)

	Results			Statistics
Description	Revenues	Expenses	NOI	Average Rental Rate	Physical Occupancy	Turnover

2017	$2,248,564	$656,321	$1,592,243	$2,670	96.0%	52.9%
2016	$2,200,094	$639,342	$1,560,752	$2,611	96.0%	54.7%

Change	$48,470	$16,979	$31,491	$59	0.0%	(1.8%)

Change	2.2%	2.7%	2.0%	2.3%

Note:  Same store revenues for all leases are reflected on a straight-line basis in accordance with GAAP for the current and comparable periods.  See page 29 for reconciliations from operating income.

4th Quarter 2017 Earnings Release	11

Equity Residential Fourth Quarter 2017 vs. Fourth Quarter 2016 Same Store Results/Statistics by Market

						Increase (Decrease) from Prior Year's Quarter
Markets/Metro Areas	Apartment Units	Q4 2017 % of Actual NOI	Q4 2017 Average Rental Rate	Q4 2017 Weighted Average Physical Occupancy %	Q4 2017 Turnover	Revenues	Expenses	NOI	Average Rental Rate	Physical Occupancy	Turnover

Los Angeles	14,432	17.6%	$2,445	95.9%	13.0%	3.2%	0.7%	4.1%	3.4%	0.0%	(0.5%)
Orange County	3,684	4.1%	2,109	96.1%	11.0%	4.0%	2.3%	4.5%	4.2%	(0.1%)	(0.7%)
San Diego	3,385	4.0%	2,288	96.0%	14.1%	4.6%	3.8%	4.8%	4.7%	(0.1%)	(0.1%)
Subtotal – Southern California	21,501	25.7%	2,363	95.9%	12.8%	3.5%	1.4%	4.3%	3.7%	(0.1%)	(0.5%)

New York	10,462	18.8%	3,758	96.4%	7.6%	0.4%	0.9%	0.2%	(0.3%)	0.4%	(0.9%)
San Francisco	11,848	18.6%	3,007	95.9%	11.7%	1.9%	4.7%	1.1%	2.1%	(0.1%)	0.6%
Washington DC	15,475	18.1%	2,356	96.5%	9.8%	1.2%	2.3%	0.8%	0.7%	0.5%	(0.5%)
Boston	6,009	10.1%	2,981	95.8%	10.3%	2.3%	1.7%	2.4%	1.4%	0.1%	0.2%
Seattle	7,098	8.6%	2,285	95.1%	13.5%	5.4%	8.6%	4.3%	6.1%	(0.5%)	1.8%
Other Markets	136	0.1%	1,157	96.1%	11.8%	(0.1%)	9.8%	(4.4%)	1.0%	(0.8%)	(2.9%)

Total	72,529	100.0%	$2,709	96.0%	11.1%	2.2%	2.5%	2.1%	2.0%	0.0%	(0.1%)

4th Quarter 2017 Earnings Release	12

Equity Residential Fourth Quarter 2017 vs. Third Quarter 2017 Same Store Results/Statistics by Market

						Increase (Decrease) from Prior Quarter
Markets/Metro Areas	Apartment Units	Q4 2017 % of Actual NOI	Q4 2017 Average Rental Rate	Q4 2017 Weighted Average Physical Occupancy %	Q4 2017 Turnover	Revenues	Expenses	NOI	Average Rental Rate	Physical Occupancy	Turnover

Los Angeles	14,717	17.6%	$2,446	95.8%	13.1%	(0.6%)	2.4%	(1.7%)	0.2%	(0.7%)	(5.1%)
Orange County	3,684	4.0%	2,109	96.1%	11.0%	0.1%	(5.7%)	1.9%	0.4%	(0.3%)	(5.8%)
San Diego	3,385	3.9%	2,288	96.0%	14.1%	0.1%	(3.1%)	1.2%	0.8%	(0.7%)	(4.6%)
Subtotal – Southern California	21,786	25.5%	2,365	95.9%	12.9%	(0.4%)	0.5%	(0.7%)	0.3%	(0.6%)	(5.1%)

San Francisco	12,720	19.8%	3,059	95.9%	11.6%	0.3%	(2.9%)	1.5%	0.1%	0.2%	(5.9%)
New York	10,462	18.4%	3,758	96.4%	7.6%	(1.1%)	(3.9%)	0.6%	(0.8%)	0.0%	(5.4%)
Washington DC	15,475	17.7%	2,356	96.5%	9.8%	(0.9%)	(5.3%)	1.0%	(1.1%)	0.2%	(6.6%)
Boston	6,009	9.9%	2,981	95.8%	10.3%	1.9%	(4.5%)	4.5%	0.5%	0.0%	(8.0%)
Seattle	7,234	8.6%	2,284	95.0%	13.6%	(0.2%)	(4.4%)	1.4%	0.2%	(0.4%)	(2.8%)
Other Markets	136	0.1%	1,157	96.1%	11.8%	(0.9%)	(3.4%)	0.4%	0.2%	(1.0%)	1.5%

Total	73,822	100.0%	$2,720	96.0%	11.1%	(0.3%)	(3.1%)	1.0%	(0.2%)	(0.2%)	(5.6%)

4th Quarter 2017 Earnings Release	13

Equity Residential 2017 vs. 2016 Same Store Results/Statistics by Market

						Increase (Decrease) from Prior Year
Markets/Metro Areas	Apartment Units	2017 % of Actual NOI	2017 Average Rental Rate	2017 Weighted Average Physical Occupancy %	2017 Turnover	Revenues	Expenses	NOI	Average Rental Rate	Physical Occupancy	Turnover

Los Angeles	14,040	17.9%	$2,419	96.0%	59.1%	3.6%	0.7%	4.8%	3.8%	(0.1%)	(2.0%)
Orange County	3,684	4.2%	2,076	96.2%	52.2%	4.7%	4.6%	4.7%	4.5%	0.1%	(1.5%)
San Diego	3,385	4.1%	2,249	96.3%	64.2%	4.6%	3.2%	5.1%	4.5%	0.1%	(0.1%)
Subtotal – Southern California	21,109	26.2%	2,332	96.1%	58.7%	3.9%	1.6%	4.9%	4.1%	0.0%	(1.7%)

Washington DC	15,475	18.9%	2,362	96.1%	50.3%	1.3%	2.8%	0.7%	1.4%	0.1%	(0.4%)
New York	9,837	18.3%	3,706	96.2%	40.4%	0.1%	3.7%	(1.8%)	(0.1%)	(0.1%)	(1.5%)
San Francisco	11,021	18.0%	2,942	95.9%	53.6%	2.0%	1.5%	2.1%	2.2%	(0.2%)	(5.5%)
Boston	6,009	10.4%	2,952	95.8%	52.2%	1.6%	0.8%	2.0%	1.2%	0.3%	(3.1%)
Seattle	6,530	8.1%	2,241	95.6%	59.2%	5.6%	6.8%	5.2%	6.0%	0.0%	1.3%
Other Markets	136	0.1%	1,150	97.6%	44.9%	2.3%	14.9%	(3.5%)	2.9%	(0.4%)	(9.5%)

Total	70,117	100.0%	$2,670	96.0%	52.9%	2.2%	2.7%	2.0%	2.3%	0.0%	(1.8%)

4th Quarter 2017 Earnings Release	14

Equity Residential

Fourth Quarter 2017 vs. Fourth Quarter 2016

Same Store Operating Expenses for 72,529 Same Store Apartment Units

$ in thousands

	Actual Q4 2017	Actual Q4 2016	$ Change	% Change	% of Actual Q4 2017 Operating Expenses

Real estate taxes	$73,064	$70,011	$3,053	4.4%	43.1%
On-site payroll (1)	37,720	36,241	1,479	4.1%	22.2%
Utilities (2)	22,897	22,460	437	1.9%	13.5%
Repairs and maintenance (3)	20,327	20,185	142	0.7%	12.0%
Insurance	4,367	4,561	(194)	(4.3%)	2.6%
Leasing and advertising	2,364	2,666	(302)	(11.3%)	1.4%
Other on-site operating expenses (4)	8,908	9,428	(520)	(5.5%)	5.2%

Same store operating expenses	$169,647	$165,552	$4,095	2.5%	100.0%

2017 vs. 2016

Same Store Operating Expenses for 70,117 Same Store Apartment Units

$ in thousands

	Actual 2017	Actual 2016	$ Change	% Change	% of Actual 2017 Operating Expenses

Real estate taxes	$276,762	$268,084	$8,678	3.2%	42.2%
On-site payroll (1)	148,781	142,248	6,533	4.6%	22.7%
Utilities (2)	89,938	88,159	1,779	2.0%	13.7%
Repairs and maintenance (3)	83,683	82,378	1,305	1.6%	12.7%
Insurance	16,683	17,345	(662)	(3.8%)	2.5%
Leasing and advertising	9,282	10,118	(836)	(8.3%)	1.4%
Other on-site operating expenses (4)	31,192	31,010	182	0.6%	4.8%

Same store operating expenses	$656,321	$639,342	$16,979	2.7%	100.0%

(1)	On-site payroll - Includes payroll and related expenses for on-site personnel including property managers, leasing consultants and maintenance staff.
(2)	Utilities - Represents gross expenses prior to any recoveries under the Resident Utility Billing System ("RUBS"). Recoveries are reflected in rental income.
(3)

Repairs and maintenance - Includes general maintenance costs, apartment unit turnover costs including interior painting, routine landscaping, security, exterminating, fire protection, snow removal, elevator, roof and parking lot repairs and other miscellaneous building repair and maintenance costs.

(4)	Other on-site operating expenses - Includes ground lease costs and administrative costs such as office supplies, telephone and data charges and association and business licensing fees.

4th Quarter 2017 Earnings Release	15

Equity Residential

Debt Summary as of December 31, 2017

($ in thousands)

	Amounts (1)	% of Total	Weighted Average Rates (1)	Weighted Average Maturities (years)

Secured	$3,618,722	40.4%	4.33%	5.6
Unsecured	5,338,569	59.6%	4.17%	10.6

Total	$8,957,291	100.0%	4.24%	8.6
Fixed Rate Debt:
Secured – Conventional	$2,982,344	33.3%	4.90%	4.0
Unsecured – Public	4,591,373	51.3%	4.61%	12.2

Fixed Rate Debt	7,573,717	84.6%	4.73%	9.0

Floating Rate Debt:
Secured – Conventional	6,948	0.1%	1.05%	12.2
Secured – Tax Exempt	629,430	7.0%	1.56%	12.2
Unsecured – Public (2)	447,439	5.0%	1.82%	1.5
Unsecured – Revolving Credit Facility (3)	—	—	2.00%	3.9
Unsecured – Commercial Paper Program (4)	299,757	3.3%	1.41%	—

Floating Rate Debt	1,383,574	15.4%	1.62%	6.3

Total	$8,957,291	100.0%	4.24%	8.6

(1)	Net of the effect of any derivative instruments. Weighted average rates are for the year ended December 31, 2017.
(2)	Fair value interest rate swaps convert the $450.0 million 2.375% notes due July 1, 2019 to a floating interest rate of 90-Day LIBOR plus 0.61%.
(3)

The Company’s $2.0 billion unsecured revolving credit facility matures January 10, 2022.  The interest rate on advances under the credit facility will generally be LIBOR plus a spread (currently 0.825%), or based on bids received from the lending group, and an annual facility fee (currently 12.5 basis points).  Both the spread and the facility fee are dependent on the credit rating of the Company’s long-term debt.  As of December 31, 2017, there was approximately $1.69 billion available on the Company’s unsecured revolving credit facility (net of $6.6 million which was restricted/dedicated to support letters of credit and net of $300.0 million in principal outstanding on the commercial paper program).

(4)

The Company may borrow up to a maximum of $500.0 million on the commercial paper program subject to market conditions.  The notes bear interest at various floating rates with a weighted average of 1.41% for the year ended December 31, 2017 and a weighted average maturity of 18 days as of December 31, 2017.

Note: The Company capitalized interest of approximately $26.3 million and $51.5 million during the years ended December 31, 2017 and 2016, respectively.  The Company capitalized interest of approximately $3.1 million and $9.8 million during the quarters ended December 31, 2017 and 2016, respectively.

4th Quarter 2017 Earnings Release	16

Equity Residential

Debt Maturity Schedule as of December 31, 2017

($ in thousands)

Year	Fixed Rate (1)		Floating Rate (1)		Total	% of Total	Weighted Average Rates on Fixed Rate Debt (1)	Weighted Average Rates on Total Debt (1)

2018	$49,734		$397,235	(2)	$446,969	4.9%	5.55%	2.17%
2019	506,731	(3)	468,603		975,334	10.8%	5.17%	3.62%
2020	1,678,592	(4)	400		1,678,992	18.5%	5.49%	5.49%
2021	927,506		300		927,806	10.2%	4.64%	4.64%
2022	265,341		400		265,741	2.9%	3.26%	3.26%
2023	1,326,800		4,400		1,331,200	14.7%	3.74%	3.73%
2024	1,272		10,500		11,772	0.1%	4.79%	2.07%
2025	451,334		12,800		464,134	5.1%	3.38%	3.33%
2026	593,424		14,000		607,424	6.7%	3.59%	3.54%
2027	401,468		15,200		416,668	4.6%	3.26%	3.20%
2028+	1,424,969		520,065		1,945,034	21.5%	4.41%	3.67%
Subtotal	7,627,171		1,443,903		9,071,074	100.0%	4.48%	3.97%
Deferred Financing Costs and Unamortized (Discount)	(53,454)		(60,329)		(113,783)	N/A	N/A	N/A

Total	$7,573,717		$1,383,574		$8,957,291	100.0%	4.48%	3.97%

(1)	Net of the effect of any derivative instruments. Weighted average rates are as of December 31, 2017.
(2)	Includes $300.0 million in principal outstanding on the Company's commercial paper program.
(3)

Includes a $500.0 million 5.19% mortgage loan with a maturity date of October 1, 2019 that can be prepaid at par beginning October 1, 2018.  The Company currently intends to prepay this mortgage loan on October 1, 2018.

(4)

Includes a $550.0 million 6.08% mortgage loan with a maturity date of March 1, 2020 that can be prepaid at par beginning March 1, 2019. The Company currently intends to prepay this mortgage loan on January 31, 2018 and incur approximately $22.5 million in debt extinguishment costs/prepayment penalties.  Also includes a $500.0 million 5.78% mortgage loan with a maturity date of July 1, 2020 that can be prepaid at par beginning July 1, 2019.

4th Quarter 2017 Earnings Release	17

Equity Residential

Selected Unsecured Public Debt Covenants

	December 31,	September 30,
	2017	2017
Total Debt to Adjusted Total Assets (not to exceed 60%)	34.6%	34.8%

Secured Debt to Adjusted Total Assets (not to exceed 40%)	14.0%	14.0%

Consolidated Income Available for Debt Service to Maximum Annual Service Charges (must be at least 1.5 to 1)	4.17	4.07

Total Unsecured Assets to Unsecured Debt (must be at least 150%)	381.0%	377.6%

Note: These selected covenants relate to ERP Operating Limited Partnership's ("ERPOP") outstanding unsecured public debt, which represent the Company's most restrictive covenants.  Equity Residential is the general partner of ERPOP.

Selected Credit Ratios

	December 31,	September 30,
	2017	2017
Total debt to Normalized EBITDA	5.62x	5.70x

Net debt to Normalized EBITDA	5.59x	5.67x

Unencumbered NOI as a % of total NOI	74.2%	74.0%

Note: See page 24 for the Normalized EBITDA reconciliations.

4th Quarter 2017 Earnings Release	18

Equity Residential

Capital Structure as of December 31, 2017

(Amounts in thousands except for share/unit and per share amounts)

Secured Debt			$3,618,722	40.4%
Unsecured Debt			5,338,569	59.6%

Total Debt			8,957,291	100.0%	26.9%

Common Shares (includes Restricted Shares)	368,018,082	96.4%
Units (includes OP Units and Restricted Units)	13,768,438	3.6%

Total Shares and Units	381,786,520	100.0%
Common Share Price at December 31, 2017	$63.77
			24,346,526	99.8%
Perpetual Preferred Equity (see below)			37,280	0.2%

Total Equity			24,383,806	100.0%	73.1%

Total Market Capitalization			$33,341,097		100.0%

Perpetual Preferred Equity as of December 31, 2017

(Amounts in thousands except for share and per share amounts)

Series	Call Date	Outstanding Shares	Liquidation Value	Annual Dividend Per Share	Annual Dividend Amount
Preferred Shares:
8.29% Series K	12/10/26	745,600	$37,280	$4.145	$3,091

Total Perpetual Preferred Equity		745,600	$37,280		$3,091

4th Quarter 2017 Earnings Release	19

Equity Residential Common Share and Unit Weighted Average Amounts Outstanding

	2017	2016	Q4 2017	Q4 2016

Weighted Average Amounts Outstanding for Net Income Purposes:
Common Shares - basic	366,968,358	365,002,012	367,442,352	365,255,902
Shares issuable from assumed conversion/vesting of:
- OP Units	12,901,219	13,827,099	12,882,935	13,824,671
- long-term compensation shares/units	2,808,917	3,163,201	2,780,028	2,779,631

Total Common Shares and Units - diluted	382,678,494	381,992,312	383,105,315	381,860,204

Weighted Average Amounts Outstanding for FFO and Normalized FFO Purposes:
Common Shares - basic	366,968,358	365,002,012	367,442,352	365,255,902
OP Units - basic	12,901,219	13,827,099	12,882,935	13,824,671

Total Common Shares and OP Units - basic	379,869,577	378,829,111	380,325,287	379,080,573
Shares issuable from assumed conversion/vesting of:
- long-term compensation shares/units	2,808,917	3,163,201	2,780,028	2,779,631

Total Common Shares and Units - diluted	382,678,494	381,992,312	383,105,315	381,860,204

Period Ending Amounts Outstanding:
Common Shares (includes Restricted Shares)	368,018,082	365,870,924
Units (includes OP Units and Restricted Units)	13,768,438	14,626,075

Total Shares and Units	381,786,520	380,496,999

4th Quarter 2017 Earnings Release	20

Equity Residential Partially Owned Entities as of December 31, 2017 (Amounts in thousands except for property and apartment unit amounts)

	Consolidated	Unconsolidated

Total properties	17	2

Total apartment units	3,215	945

Operating information for the year ended 12/31/17 (at 100%):
Operating revenue	$93,472	$32,141
Operating expenses	22,412	11,399

Net operating income	71,060	20,742
Property management	3,401	859
General and administrative	279	3
Depreciation	25,505	16,134

Operating income	41,875	3,746
Interest and other income	77	—
Interest:
Expense incurred, net	(13,316)	(8,289)
Amortization of deferred financing costs	(270)	(1)

Income (loss) before income and other taxes and income (loss) from investments in unconsolidated entities	28,366	(4,544)
Income and other tax (expense) benefit	(27)	(13)
Income (loss) from investments in unconsolidated entities	(1,549)	—
Net income (loss)	$26,790	$(4,557)

Debt - Secured (1):
EQR Ownership (2)	$237,289	$29,085
Noncontrolling Ownership	65,058	116,339

Total (at 100%)	$302,347	$145,424

(1)	All debt is non-recourse to the Company.
(2)	Represents the Company's current equity ownership interest.

4th Quarter 2017 Earnings Release	21

Equity Residential Development and Lease-Up Projects as of December 31, 2017 (Amounts in thousands except for project and apartment unit amounts)

Projects	Location	No. of Apartment Units	Total Budgeted Capital Cost	Total Book Value to Date	Total Book Value Not Placed in Service	Total Debt	Percentage Completed	Percentage Leased	Percentage Occupied	Estimated Completion Date	Estimated Stabilization Date

Projects Under Development:
855 Brannan	San Francisco, CA	449	$304,035	$296,916	$90,676	$—	96%	55%	50%	Q1 2018	Q1 2019
100 K Street	Washington, DC	222	88,023	45,603	45,603	—	33%	—	—	Q4 2018	Q4 2019
1401 E. Madison	Seattle, WA	137	62,352	18,334	18,334	—	3%	—	—	Q3 2019	Q1 2020
249 Third Street	Cambridge, MA	84	51,447	8,934	8,934	—	1%	—	—	Q4 2019	Q2 2020

Projects Under Development		892	505,857	369,787	163,547	—

Completed Not Stabilized (1):
455 Eye Street	Washington, DC	174	73,157	72,972	—	—		96%	91%	Completed	Q1 2018
Helios (formerly 2nd & Pine)	Seattle, WA	398	227,287	220,101	—	—		54%	48%	Completed	Q2 2019
Cascade	Seattle, WA	477	176,378	169,597	—	—		50%	47%	Completed	Q2 2019

Projects Completed Not Stabilized		1,049	476,822	462,670	—	—

Completed and Stabilized During the Quarter:
Altitude (formerly Village at Howard Hughes)	Los Angeles, CA	545	192,331	191,747	—	—		96%	95%	Completed	Stabilized
The Alton (formerly Millikan)	Irvine, CA	344	107,381	106,795	—	—		96%	95%	Completed	Stabilized
One Henry Adams	San Francisco, CA	241	169,437	167,256	—	—		96%	93%	Completed	Stabilized

Projects Completed and Stabilized During the Quarter		1,130	469,149	465,798	—	—

Total Development Projects		3,071	$1,451,828	$1,298,255	$163,547	$—

Land Held for Development		N/A	N/A	$98,963	$98,963	$—

							Total Capital	Q4 2017
NOI CONTRIBUTION FROM DEVELOPMENT PROJECTS							Cost	NOI
Projects Under Development							$505,857	$1,878
Completed Not Stabilized							476,822	2,793
Completed and Stabilized During the Quarter							469,149	6,215
Total Development NOI Contribution							$1,451,828	$10,886

Note: All development projects listed are wholly owned by the Company.

(1) Properties included here are substantially complete. However, they may still require additional exterior and interior work for all apartment units to be available for leasing.

4th Quarter 2017 Earnings Release	22

Equity Residential Capital Expenditures to Real Estate For the Year Ended December 31, 2017 (Amounts in thousands except for apartment unit and per apartment unit amounts)

	Same Store Properties	Non-Same Store Properties/Other	Total	Same Store Avg. Per Apartment Unit

Total Apartment Units (1)	70,117	7,549	77,666

Building Improvements	$114,162	$3,966	$118,128	$1,628

Renovation Expenditures (2)	44,418	888	45,306	634

Replacements	38,560	613	39,173	550

Total Capital Expenditures	$197,140	$5,467	$202,607	$2,812

Note: See pages 27 through 30 for the definitions of non-GAAP financial measures and other terms.

(1)	Total Apartment Units - Excludes 945 unconsolidated apartment units for which capital expenditures to real estate are self-funded and do not consolidate into the Company's results.

(2)	Renovation Expenditures on 3,371 same store apartment units for the year ended December 31, 2017 approximated $13,200 per apartment unit renovated.

4th Quarter 2017 Earnings Release	23

Equity Residential Normalized EBITDA Reconciliations (Amounts in thousands)

Normalized EBITDA Reconciliations for Page 18

	Trailing Twelve Months		2017				2016
	December 31, 2017	September 30, 2017	Q4	Q3	Q2	Q1	Q4
Net income	$628,381	$800,678	$130,084	$144,196	$204,160	$149,941	$302,381
Interest expense incurred, net	383,890	384,509	95,311	91,145	91,224	106,210	95,930
Amortization of deferred financing costs	8,526	9,080	2,079	2,064	2,087	2,296	2,633
Depreciation	743,749	720,371	200,785	184,100	179,896	178,968	177,407
Income and other tax expense (benefit) (includes discontinued operations)	478	1,135	(232)	228	220	262	425

EBITDA	1,765,024	1,915,773	428,027	421,733	477,587	437,677	578,776

Impairment	1,693	—	1,693	—	—	—	—
Write-off of pursuit costs (other expenses)	3,106	3,042	777	783	831	715	713
(Income) loss from investments in unconsolidated entities	3,370	3,198	1,217	398	682	1,073	1,045
Net (gain) loss on sales of land parcels	(19,167)	(19,142)	3	—	23	(19,193)	28
(Gain) loss on sale of investment securities and other investments (interest and other income)	—	7	—	—	—	—	7
Insurance/litigation settlement or reserve income (interest and other income)	(4,853)	(5,053)	(137)	(3,500)	(836)	(380)	(337)
Insurance/litigation/environmental settlement or reserve expense (other expenses)	237	(4,837)	—	—	(56)	293	(5,074)
Other	1,245	657	961	95	93	96	373
Net (gain) loss on sales of real estate properties	(157,057)	(314,945)	(15,296)	(17,328)	(87,726)	(36,707)	(173,184)
Normalized EBITDA	$1,593,598	$1,578,700	$417,245	$402,181	$390,598	$383,574	$402,347

Balance Sheet Items:	December 31, 2017	September 30, 2017

Total debt	$8,957,291	$8,992,272
Cash and cash equivalents	(50,647)	(46,565)
Mortgage principal reserves/sinking funds	(3,167)	(1,595)
Net debt	$8,903,477	$8,944,112

4th Quarter 2017 Earnings Release	24

Equity Residential
Adjustments from FFO to Normalized FFO
(Amounts in thousands)

	Year Ended December 31,			Quarter Ended December 31,
	2017	2016	Variance	2017	2016	Variance

Impairment	$1,693	$—	$1,693	$1,693	$—	$1,693
Asset impairment and valuation allowances	1,693	—	1,693	1,693	—	1,693

Write-off of pursuit costs (other expenses)	3,106	4,092	(986)	777	713	64
Write-off of pursuit costs	3,106	4,092	(986)	777	713	64

Prepayment premiums/penalties (interest expense)	12,258	114,666	(102,408)	—	2,247	(2,247)
Write-off of unamortized deferred financing costs (interest expense)	251	3,854	(3,603)	—	491	(491)
Write-off of unamortized (premiums)/discounts/OCI (interest expense)	(720)	4,494	(5,214)	—	—	—
Noncontrolling Interests share of debt extinguishment costs	—	(1,394)	1,394	—	(1,394)	1,394
(Gain) loss due to ineffectiveness of forward starting swaps (interest expense)	—	74	(74)	—	74	(74)
Debt extinguishment (gains) losses, including prepayment penalties, preferred share redemptions and non-cash convertible debt discounts	11,789	121,694	(109,905)	—	1,418	(1,418)

Net (gain) loss on sales of land parcels	(19,167)	(15,731)	(3,436)	3	28	(25)
Net (gain) loss on sales of unconsolidated entities - non-operating assets	(205)	(81)	(124)	—	—	—
(Gain) loss on sale of investment securities and other investments (interest and other income)	—	(58,409)	58,409	—	7	(7)
(Income) loss from investments in unconsolidated entities ─ non-operating assets	488	920	(432)	468	264	204
(Gains) losses on sales of non-operating assets, net of income and other tax expense (benefit)	(18,884)	(73,301)	54,417	471	299	172

Insurance/litigation settlement or reserve income (interest and other income)	(4,853)	(3,228)	(1,625)	(137)	(337)	200
Insurance/litigation/environmental settlement or reserve expense (other expenses)	237	4,024	(3,787)	—	(5,074)	5,074
Other	1,245	2,839	(1,594)	961	373	588
Other miscellaneous items	(3,371)	3,635	(7,006)	824	(5,038)	5,862

Adjustments from FFO to Normalized FFO	$(5,667)	$56,120	$(61,787)	$3,765	$(2,608)	$6,373
Note: See pages 27 through 30 for the definitions of non-GAAP financial measures and other terms as well as the reconciliations of EPS to FFO per share and Normalized FFO per share.

4th Quarter 2017 Earnings Release	25

Equity Residential Normalized FFO Guidance and Assumptions

The guidance/projections provided below are based on current expectations and are forward-looking.  All guidance is given on a Normalized FFO basis. Therefore, certain items excluded from Normalized FFO, such as debt extinguishment costs/prepayment penalties and the write-off of pursuit costs, are not included in the estimates provided on this page. See pages 27 through 30 for the definitions of non-GAAP financial measures and other terms as well as the reconciliations of EPS to FFO per share and Normalized FFO per share.

2018 Normalized FFO Guidance (per share diluted)

	Q1 2018	2018
Expected Normalized FFO Per Share	$0.74 to $0.78	$3.17 to $3.27

2018 Same Store Assumptions

Physical Occupancy	96.0%
Revenue change	1.0% to 2.25%
Expense change	3.5% to 4.5%
NOI change	0.0% to 1.5%

Note:  Approximately 25 basis point change in NOI percentage = $0.01 per share change in EPS/FFO per share/Normalized FFO per share.

2018 Transaction Assumptions

Consolidated rental acquisitions	$500.0 million
Consolidated rental dispositions	$500.0 million
Spread between Acquisition Cap Rate and Disposition Yield	50 basis points

2018 Debt Assumptions

Weighted average debt outstanding	$8.8 billion to $9.1 billion
Weighted average interest rate (reduced for capitalized interest)	4.21%
Interest expense, net (on a Normalized FFO basis)	$370.5 million to $383.1 million
Capitalized interest	$4.0 million to $8.0 million

Note: All 2018 debt assumptions are shown on a Normalized FFO basis and therefore exclude an approximately $23.7 million impact from anticipated debt extinguishment costs/prepayment penalties described on page 4.

2018 Capital Expenditures to Real Estate Assumptions

	Per Same Store Apartment Unit	Total
Total Capital Expenditures to Real Estate	$2,900	$210.0 million

Note:  During 2018, the Company expects to spend approximately $60.0 million for apartment unit Renovation Expenditures on approximately 4,500 same store apartment units at an average cost of approximately $13,300 per apartment unit renovated.

2018 Other Guidance Assumptions

Property management expense	$88.5 million to $90.5 million
General and administrative expense	$53.0 million to $55.0 million
Interest and other income	$0.5 million to $1.0 million
Income and other tax expense	$0.5 million to $1.0 million
Debt offerings	$800.0 million to $1.0 billion
Equity ATM share offerings	No amounts budgeted
Preferred share offerings	No amounts budgeted
Weighted average Common Shares and Units - Diluted	383.8 million

4th Quarter 2017 Earnings Release	26

Equity Residential

Additional Reconciliations and Definitions of Non-GAAP Financial Measures and Other Terms

(Amounts in thousands except per share and per apartment unit data)

(All per share data is diluted)

This Earnings Release and Supplemental Information includes certain non-GAAP financial measures and other terms that management believes are helpful in understanding our business.  The definitions and calculations of these non-GAAP financial measures and other terms may differ from the definitions and methodologies used by other REITs and, accordingly, may not be comparable.  These non-GAAP financial measures should not be considered as an alternative to net earnings or any other GAAP measurement of performance or as an alternative to cash flows from specific operating, investing or financing activities.  Furthermore, these non-GAAP financial measures are not intended to be a measure of cash flow or liquidity.

Acquisition Capitalization Rate or Cap Rate – NOI that the Company anticipates receiving in the next 12 months (or the year two or three stabilized NOI for properties that are in lease-up at acquisition) less an estimate of property management costs/management fees allocated to the project (generally ranging from 2.0% to 4.0% of revenues depending on the size and income streams of the asset) and less an estimate for in-the-unit replacement capital expenditures (generally ranging from $100-$450 per apartment unit depending on the age and condition of the asset) divided by the gross purchase price of the asset.  The weighted average Acquisition Cap Rate for acquired properties is weighted based on the projected NOI streams and the relative purchase price for each respective property.

Average Rental Rate – Total residential rental revenues reflected on a straight-line basis in accordance with GAAP divided by the weighted average occupied apartment units for the reporting period presented.

Capital Expenditures to Real Estate:

Building Improvements – Includes roof replacement, paving, building mechanical equipment systems, exterior siding and painting, major landscaping, furniture, fixtures and equipment for amenities and common areas, vehicles and office and maintenance equipment.

Renovation Expenditures – Apartment unit renovation costs (primarily kitchens and baths) designed to reposition these units for higher rental levels in their respective markets.

Replacements – Includes appliances, mechanical equipment, fixtures and flooring (including hardwood and carpeting).

Debt Covenant Compliance – Our unsecured debt includes certain financial and operating covenants including, among other things, maintenance of certain financial ratios.  These provisions are contained in the indentures applicable to each notes payable or the credit agreement for our line of credit.  The Debt Covenant Compliance ratios that are provided show the Company's compliance with certain covenants governing our public unsecured debt.  These covenants generally reflect our most restrictive financial covenants.  The Company was in compliance with its unsecured debt covenants for all years presented (the ratios should not be used for any other purpose, including without limitation, to evaluate the Company's financial condition or results of operations, nor do they indicate the Company's covenant compliance as of any other date or for any other period).

Development Yield – NOI that the Company anticipates receiving in the next 12 months following stabilization less an estimate of property management costs/management fees allocated to the project (generally ranging from 2.0% to 4.0% of revenues depending on the size and income streams of the asset) and less an estimate for in-the-unit replacement capital expenditures (generally ranging from $50-$150 per apartment unit depending on the type of asset) divided by the Total Budgeted Capital Cost of the asset.  The weighted average Development Yield for development properties is weighted based on the projected NOI streams and the relative Total Budgeted Capital Cost for each respective property.

Disposition Yield – NOI that the Company anticipates giving up in the next 12 months less an estimate of property management costs/management fees allocated to the project (generally ranging from 2.0% to 4.0% of revenues depending on the size and income streams of the asset) and less an estimate for in-the-unit replacement capital expenditures (generally ranging from $100-$450 per apartment unit depending on the age and condition of the asset) divided by the gross sale price of the asset.  The weighted average Disposition Yield for sold properties is weighted based on the projected NOI streams and the relative sales price for each respective property.

Earnings Per Share ("EPS") – Net income per share calculated in accordance with GAAP.  Expected EPS is calculated on a basis consistent with actual EPS.  Due to the uncertain timing and extent of property dispositions and the resulting gains/losses on sales, actual EPS could differ materially from expected EPS.

Economic Gain – Economic Gain is calculated as the net gain (loss) on sales of real estate properties in accordance with GAAP, excluding accumulated depreciation.  The Company generally considers Economic Gain to be an appropriate supplemental measure to net gain (loss) on sales of real estate properties in accordance with GAAP because it is one indication of the gross value created by the Company's acquisition, development, rehab, management and ultimate sale of a property and because it helps investors to understand the relationship between the cash proceeds from a sale and the cash invested in the sold property.  The following table presents a reconciliation of net gain (loss) on sales of real estate properties in accordance with GAAP to Economic Gain:

	Year Ended December 31, 2017	Quarter Ended December 31, 2017

Net Gain (Loss) on Sales of Real Estate Properties	$157,057	$15,296
Accumulated Depreciation Gain	(64,619)	(10,383)

Economic Gain	$92,438	$4,913

4th Quarter 2017 Earnings Release	27

Equity Residential

Additional Reconciliations and Definitions of Non-GAAP Financial Measures and Other Terms – Continued

(Amounts in thousands except per share and per apartment unit data)

(All per share data is diluted)

Funds From Operations and Normalized Funds From Operations:

Funds From Operations (“FFO”) – The National Association of Real Estate Investment Trusts (“NAREIT”) defines FFO (April 2002 White Paper) as net income (computed in accordance with accounting principles generally accepted in the United States (“GAAP”)), excluding gains (or losses) from sales and impairment write-downs of depreciable operating properties, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures.  Adjustments for unconsolidated partnerships and joint ventures will be calculated to reflect funds from operations on the same basis. The April 2002 White Paper states that gain or loss on sales of property is excluded from FFO for previously depreciated operating properties only.  Expected FFO per share is calculated on a basis consistent with actual FFO per share and is considered an appropriate supplemental measure of expected operating performance when compared to expected EPS.

The Company believes that FFO and FFO available to Common Shares and Units are helpful to investors as supplemental measures of the operating performance of a real estate company, because they are recognized measures of performance by the real estate industry and by excluding gains or losses related to dispositions of depreciable property and excluding real estate depreciation (which can vary among owners of identical assets in similar condition based on historical cost accounting and useful life estimates), FFO and FFO available to Common Shares and Units can help compare the operating performance of a company’s real estate between periods or as compared to different companies.

Normalized Funds From Operations ("Normalized FFO") – Normalized FFO begins with FFO and excludes:

•	the impact of any expenses relating to non-operating asset impairment and valuation allowances;
•	pursuit cost write-offs;
•	gains and losses from early debt extinguishment, including prepayment penalties, preferred share redemptions and the cost related to the implied option value of non-cash convertible debt discounts;
•	gains and losses on the sales of non-operating assets, including gains and losses from land parcel sales, net of the effect of income tax benefits or expenses; and
•	other miscellaneous items.

Expected Normalized FFO per share is calculated on a basis consistent with actual Normalized FFO per share and is considered an appropriate supplemental measure of expected operating performance when compared to expected EPS.

The Company believes that Normalized FFO and Normalized FFO available to Common Shares and Units are helpful to investors as supplemental measures of the operating performance of a real estate company because they allow investors to compare the Company's operating performance to its performance in prior reporting periods and to the operating performance of other real estate companies without the effect of items that by their nature are not comparable from period to period and tend to obscure the Company's actual operating results.

FFO, FFO available to Common Shares and Units, Normalized FFO and Normalized FFO available to Common Shares and Units do not represent net income, net income available to Common Shares or net cash flows from operating activities in accordance with GAAP.  Therefore, FFO, FFO available to Common Shares and Units, Normalized FFO and Normalized FFO available to Common Shares and Units should not be exclusively considered as alternatives to net income, net income available to Common Shares or net cash flows from operating activities as determined by GAAP or as a measure of liquidity.  The Company's calculation of FFO, FFO available to Common Shares and Units, Normalized FFO and Normalized FFO available to Common Shares and Units may differ from other real estate companies due to, among other items, variations in cost capitalization policies for capital expenditures and, accordingly, may not be comparable to such other real estate companies.

FFO available to Common Shares and Units and Normalized FFO available to Common Shares and Units are calculated on a basis consistent with net income available to Common Shares and reflects adjustments to net income for preferred distributions and premiums on redemption of preferred shares in accordance with GAAP.  The equity positions of various individuals and entities that contributed their properties to the Operating Partnership in exchange for OP Units are collectively referred to as the "Noncontrolling Interests – Operating Partnership".  Subject to certain restrictions, the Noncontrolling Interests – Operating Partnership may exchange their OP Units for Common Shares on a one-for-one basis.

4th Quarter 2017 Earnings Release	28

Equity Residential

Additional Reconciliations and Definitions of Non-GAAP Financial Measures and Other Terms – Continued

(Amounts in thousands except per share and per apartment unit data)

(All per share data is diluted)

The following table presents reconciliations of EPS to FFO per share and Normalized FFO per share for pages 7 and 26 (the expected guidance/projections provided below are based on current expectations and are forward-looking):

			Actual	Actual	Expected	Expected
	Actual 2017	Actual 2016	Q4 2017	Q4 2016	Q1 2018	2018
	Per Share	Per Share	Per Share	Per Share	Per Share	Per Share
EPS - Diluted	$1.63	$11.68	$0.34	$0.75	$0.48 to $0.52	$1.71 to $1.81
Add: Depreciation expense	1.93	1.83	0.52	0.46	0.51	2.01
Less: Net (gain) loss on sales	(0.41)	(10.57)	(0.04)	(0.41)	(0.30)	(0.62)

FFO per share - Diluted	3.15	2.94	0.82	0.80	0.69 to 0.73	3.10 to 3.20

Asset impairment and valuation allowances	—	—	—	—	—	—
Write-off of pursuit costs	0.01	0.01	—	—	—	0.01
Debt extinguishment (gains) losses, including prepayment penalties, preferred share redemptions and non-cash convertible debt discounts	0.03	0.32	—	—	0.06	0.06
(Gains) losses on sales of non-operating assets, net of income and other tax expense (benefit)	(0.05)	(0.19)	—	—	—	—
Other miscellaneous items	(0.01)	0.01	0.01	(0.01)	(0.01)	—

Normalized FFO per share - Diluted	$3.13	$3.09	$0.83	$0.79	$0.74 to $0.78	$3.17 to $3.27

Lease-Up NOI – Represents NOI for development properties: (i) in various stages of lease-up; and (ii) where lease-up has been completed but the properties were not stabilized (defined as having achieved 90% occupancy for three consecutive months) for all of the current and comparable periods presented.

Net Operating Income (“NOI”) – NOI is the Company’s primary financial measure for evaluating each of its apartment properties.  NOI is defined as rental income less direct property operating expenses (including real estate taxes and insurance).  The Company believes that NOI is helpful to investors as a supplemental measure of its operating performance because it is a direct measure of the actual operating results of the Company's apartment properties.  NOI does not include an allocation of property management expenses either in the current or comparable periods.  Rental income for all leases and operating expense for ground leases (for both same store and non-same store properties) are reflected on a straight-line basis in accordance with GAAP for the current and comparable periods.

The following tables present reconciliations of operating income per the consolidated statements of operations to NOI, along with rental income, operating expenses and NOI per the consolidated statements of operations allocated between same store and non-same store/other results (see page 11):

	Year Ended December 31,		Quarter Ended December 31,
	2017	2016	2017	2016
Operating income	$847,471	$856,086	$214,764	$224,070
Adjustments:
Fee and asset management revenue	(717)	(3,567)	(185)	(216)
Property management	85,493	82,015	20,791	18,012
General and administrative	52,224	57,840	11,858	10,432
Depreciation	743,749	705,649	200,785	177,407
Impairment	1,693	—	1,693	—
Total NOI	$1,729,913	$1,698,023	$449,706	$429,705
Rental income:
Same store	$2,248,564	$2,200,094	$590,387	$577,809
Non-same store/other	222,125	222,139	40,132	27,464
Total rental income	2,470,689	2,422,233	630,519	605,273
Operating expenses:
Same store	656,321	639,342	169,647	165,552
Non-same store/other	84,455	84,868	11,166	10,016
Total operating expenses	740,776	724,210	180,813	175,568
NOI:
Same store	1,592,243	1,560,752	420,740	412,257
Non-same store/other	137,670	137,271	28,966	17,448
Total NOI	$1,729,913	$1,698,023	$449,706	$429,705

4th Quarter 2017 Earnings Release	29

Equity Residential

Additional Reconciliations and Definitions of Non-GAAP Financial Measures and Other Terms – Continued

(Amounts in thousands except per share and per apartment unit data)

(All per share data is diluted)

Non-Same Store Properties – For annual comparisons, primarily includes all properties acquired during 2016 and 2017, plus any properties in lease-up and not stabilized as of January 1, 2016.

Normalized Earnings Before Interest, Income Taxes, Depreciation and Amortization ("EBITDA") – Represents net income in accordance with GAAP before interest expense, income taxes, depreciation expense and amortization expense and further adjusted for non-comparable items.  Normalized EBITDA, total debt to Normalized EBITDA and net debt to Normalized EBITDA are important metrics in evaluating the credit strength of the Company and its ability to service its debt obligations.  The Company believes that Normalized EBITDA, total debt to Normalized EBITDA and net debt to Normalized EBITDA are useful to investors, creditors and rating agencies because they allow investors to compare the Company's credit strength to prior reporting periods and to other companies without the effect of items that by their nature are not comparable from period to period and tend to obscure the Company's actual credit quality.

Physical Occupancy – The weighted average occupied apartment units for the reporting period divided by the average of total apartment units available for rent for the reporting period.

Same Store Properties – For annual comparisons, primarily includes all properties acquired or completed that are stabilized prior to January 1, 2016, less properties subsequently sold.  Properties are included in Same Store when they are stabilized for all of the current and comparable periods presented.

% of Stabilized NOI – Represents budgeted 2018 NOI for stabilized properties and projected annual NOI at stabilization (defined as having achieved 90% occupancy for three consecutive months) for properties that are in lease-up.

Total Budgeted Capital Cost – Estimated cost for projects under development and/or developed and all capitalized costs incurred to date plus any estimates of costs remaining to be funded for all projects, including land acquisition costs, construction costs, capitalized real estate taxes and insurance, capitalized interest and loan fees, permits, professional fees, allocated development overhead and other regulatory fees, all in accordance with GAAP.

Total Market Capitalization – The aggregate of the market value of the Company’s outstanding common shares, including restricted shares, the market value of the Company’s operating partnership units outstanding, including restricted units (based on the market value of the Company’s common shares) and the outstanding principal balance of debt.  The Company believes this is a useful measure of a real estate operating company’s long-term liquidity and balance sheet strength, because it shows an approximate relationship between a company’s total debt and the current total market value of its assets based on the current price at which the Company’s common shares trade.  However, because this measure of leverage changes with fluctuations in the Company’s share price, which occur regularly, this measure may change even when the Company’s earnings, interest and debt levels remain stable.

Turnover – Total residential move-outs divided by total residential apartment units, including inter-property and intra-property transfers.

Unencumbered NOI % – Represents NOI generated by consolidated real estate assets unencumbered by outstanding secured debt as a percentage of total NOI generated by all of the Company's consolidated real estate assets.

Unlevered Internal Rate of Return (“IRR”) – The Unlevered IRR on sold properties is the compound annual rate of return calculated by the Company based on the timing and amount of: (i) the gross purchase price of the property plus any direct acquisition costs incurred by the Company; (ii) total revenues earned during the Company’s ownership period; (iii) total direct property operating expenses (including real estate taxes and insurance) incurred during the Company’s ownership period; (iv) capital expenditures incurred during the Company’s ownership period; and (v) the gross sales price of the property net of selling costs.  Each of the items (i) through (v) is calculated in accordance with GAAP.

The calculation of the Unlevered IRR does not include an adjustment for the Company’s general and administrative expense, interest expense (including loan assumption costs and other loan-related costs) or property management expense.  Therefore, the Unlevered IRR is not a substitute for net income as a measure of our performance.  Management believes that the Unlevered IRR achieved during the period a property is owned by the Company is useful because it is one indication of the gross value created by the Company’s acquisition, development, rehab, management and ultimate sale of a property, before the impact of Company overhead.  The Unlevered IRR achieved on the properties as cited in this release should not be viewed as an indication of the gross value created with respect to other properties owned by the Company, and the Company does not represent that it will achieve similar Unlevered IRRs upon the disposition of other properties.  The weighted average Unlevered IRR for sold properties is weighted based on all cash flows over the investment period for each respective property, including net sales proceeds.

4th Quarter 2017 Earnings Release	30